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                                                                    EXHIBIT 99.1


NEWS                                      PHILIPS INTERNATIONAL REALTY CORP.
RELEASE                                   417 Fifth Avenue, New York, NY 10016

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For Immediate Release

August 28, 2003


                       PHILIPS INTERNATIONAL ANNOUNCES
                       ASSET DISPOSITION


                       BOARD DECLARES $1.00 PER SHARE
                       LIQUIDATING DISTRIBUTION

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New York, N.Y. - August 28, 2003 - Philips International Realty Corp., a real estate investment trust, announced today that the Company has completed the sale of its shopping center on Bellevue Road in Atwater, California for the price of $6.0 million in cash.



Pursuant to the Company's plan of liquidation, its Board of Directors has declared a seventh liquidating distribution of $1.00 per share which will be payable on September 16, 2003. The record date is September 9, 2003. However, shareholders must continue to own their shares up to and including September 16, 2003 in order to be entitled to the liquidating distribution of $1.00 per share. Effective September 5, 2003, the Company's shares will be traded with due bills which entitle the owner of the stock to receipt of the distribution. The Company has approximately 7.4 million shares of common stock and common stock equivalents which will participate in this distribution.



On October 10, 2000, the stockholders approved the plan of liquidation, which was then estimated to generate approximately $18.25 in the aggregate in cash for each share of common stock in two or more liquidating distributions. The seventh liquidating distribution declared by the Board of Directors brings the total payments to date to $ 17.25 per share. Prior distributions of $13.00, $1.00, $.75, $.50, $.50 and $.50 per share were paid on December 22, 2000, July 9, 2001, September 24, 2001, November 19, 2001, October 22, 2002 and March 18, 2003, respectively. The Company's one remaining shopping center property is currently being offered for sale.


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Note: Certain statements in this release regarding anticipated operating results and time are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include economic downturns, successful and timely completion of dispositions, leasing activities and other risks associated with the commercial real estate business, and as detailed in the Company's filings from time to time with the Securities and Exchange Commission.



Contact:       Lou Petra
               (212) 951-3868